EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO California Municipal Income Fund II

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	95,917,500(a)	147.60	14,157.42(b)
Fees Previously Paid	N/A		0.00
Total Transaction Valuation	95,917,500 (a)
Total Fees Due for Filing			14,157.42

Total Fees Previously Paid			0.00
Total Fee Offsets			0.00

Net Fee Due			14,157.42

(a) Calculated as the aggregate maximum purchase price to be paid for 3,915 shares in the offer, based upon a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share).

(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A